Exhibit 99.1

Berkshire Hills Completes Hampden Bancorp Acquisition

PITTSFIELD, MA — April 17, 2015 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has completed the acquisition of Hampden Bancorp, Inc., and the merger of Hampden Bank into Berkshire Bank, effective today.

“We are pleased to welcome the customers, employees, and shareholders of Hampden to America’s Most Exciting Bank,” stated Berkshire President and CEO, Michael P. Daly.  “This combination creates a strong platform for serving the Springfield area and we are excited about the opportunities for our expanded presence in this market.  We have been working closely with the Hampden team to prepare for this merger and look forward to completing the systems conversion in June.”

Shareholders of Hampden Bancorp as of the close of business on April 17, 2015 will receive 0.81 shares of Berkshire common stock for each share of Hampden stock.  Based on Berkshire’s $27.38 closing stock price as of April 17, 2015, the value of the merger to Hampden shareholders is $22.18 per Hampden share.  Berkshire pays a quarterly shareholder dividend, which was increased to $0.19 per share in the first quarter of 2015.

Berkshire now has over $7 billion in assets and 98 branches serving New England and Central New York, including 18 offices in the Springfield area.  As a result of the merger, Berkshire’s outstanding common stock has increased to approximately 29.5 million shares, resulting in a market capitalization exceeding $800 million.  Both the Berkshire Bank Foundation and The Hampden Bank Foundation will continue to provide charitable contributions to communities served by Berkshire.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has over $7 billion in assets and 98 full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the

Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Senior Vice President, Investor Relations Officer; 413-236-3149

Media Contact

Ray Smith; Assistant Vice President, Marketing; 413-236-3756